Registration Statement No. 333-249829

Filed pursuant to Rule 424(b)(3)

Amendment dated May 14, 2021 to

Pricing Supplement No. 28, Pricing Supplement No. 30, Pricing Supplement No. 31 and Pricing Supplement No. 32 each dated November 3, 2020, to Prospectus Supplement and Prospectus, each dated November 3, 2020 and Prospectus Addendum dated February 26, 2021 relating to the
Aktiebolaget Svensk Exportkredit (publ) (Swedish Export Credit Corporation)
Medium-Term Note Program, Series G

Linked to the Rogers International Commodity Index®

— Energy Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between April 7, 2021 and May 14, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	21.041%	$105,205	May 4, 2021

Linked to the Rogers International Commodity Index®

Agriculture — Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between April 7, 2021 and May 14, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	70.177%	$350,885	April 15, 2021
$700,000	71.813%	$502,691	April 22, 2021
$2,000,000	72.161%	$1,443,220	April 23, 2021
$1,200,000	72.949%	$875,388	April 26, 2021
$4,000,000	73.856%	$2,954,240	April 27, 2021
$1,700,000	73.856%	$1,255,552	April 27, 2021
$1,300,000	75.911%	$986,843	April 29, 2021
$1,500,000	77.449%	$1,161,735	April 30, 2021
$5,000,000	77.688%	$3,884,400	May 3, 2021
$2,600,000	77.688%	$2,019,888	May 3, 2021
$2,500,000	76.987%	$1,924,675	May 4, 2021
$4,000,000	76.987%	$3,079,480	May 4, 2021
$1,000,000	77.247%	$772,470	May 12, 2021

Linked to the Rogers International Commodity Index®

— Total ReturnSM

Due October 24, 2022

The following issuances involved scheduled settlement between April 7, 2021 and May 14, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	55.332%	$276,660	April 15, 2021
$500,000	59.058%	$295,290	May 3, 2021
$2,000,000	59.554%	$1,191,080	May 3, 2021

Linked to the ICE BofAML Commodity Index eXtra Biofuels Exchange Series

– Total Return

Due February 13, 2023

The following issuances involved scheduled settlement between March 3, 2021 and May 14, 2021:

Principal Amount	Purchase Price	Aggregate Offering Price	Settlement Date
$500,000	93.008%	$465,040	April 29, 2021
$100,000	93.962%	$93,962	May 4, 2021

UPDATED CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered	Amount Registered	Aggregate Price Per Unit	Aggregate Offering Price	Amount of Registration Fee
Notes offered as described above	$32,100,000	73.641%	$23,638,704	$2,578.98 (1)

(1)            The registration fee is calculated in accordance with Rule 457(r) under the Securities Act. The registration fee of US$2,578.98 for this offering is being paid out of SEK’s SEC account, the current balance of which is US$99,728.38 as of the date hereof. After payment of the registration fee for this offering, US$97,149.40 remains available in SEK’s account for future registration fees.